Exhibit 8.2

北京天达共和律师事务所

East & Concord Partners

20/F Landmark Building Tower 1, 8 Dongsanhuan Beilu, Chaoyang District,

Beijing, 100004, P. R. China

September 26, 2017

To: AGM Group Holdings Inc.

1 Jinghua South Road, Wangzuo Plaza East Tower

Room 2112

Beijing, People’s Republic of China 100020

Dear Madam or Sir:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to AGM Group Holdings Inc. (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on Nasdaq Capital Market. According to the provisions of the relevant laws and regulations in the PRC, we have been requested to give an opinion as to the matters (referred to the matters of the PRC Law in this opinion) set forth below.

I. Definitions.

As used herein, the following terms are defined as follows:

(a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this opinion;

(b) “AGM Shenzhen” means Shenzhen AnGaoMeng Financial Technology Service Co. Ltd.;

(c) “AGM HK” means AGM Technology Limited.;

(d) “AGM Beijing” means Beijing AnGaoMeng Technology Service Co. Ltd.;

(e) “AGM Nanjing” means Nanjing XinGaoMeng Software Technology Limited.;

(f) “PRC Companies” means AGM Shenzhen, AGM Beijing and AGM Nanjing collectively;

(g) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral entity in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, policy, regulatory, or taxing authority or power of similar nature in the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province).

II. PRC LAWS

This opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III. ASSUMPTIONS

For the purpose of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

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IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(i)	AGM Shenzhen was incorporated in Shenzhen with Market Supervision Administration of Shenzhen, on October 13, 2015 and was registered with the Authority of the Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone of Shenzhen. Its registered capital shall be subscribed by shareholders by installments. AGM HK owns 100% share of AGM Shenzhen. AGM Beijing was incorporated by Tang Wenjie, a natural person, in Beijing with Beijing Administration for Industry and Commerce Chaoyang Branch, and the registered capital shall be subscribed by shareholders prior to August 1, 2035. AGM Nanjing was incorporated by AGM Shenzhen in Nanjing with the Market Supervision Administration of Gaochun District, Nanjing, and the registered capital shall be subscribed by shareholders prior to September 1, 2026. Upon checking registration records of the PRC Companies, each of the PRC Companies has been duly incorporated under the PRC Laws.

(ii)	AGM Shenzhen amended its Article of Association with the Administration Committee of China (Guangdong) Pilot Free Trade Zone Qianhai & Shekou Area of Shenzhen on July 15, 2016, decreasing the total investment from RMB 10 million to RMB 1 million and the registered capital from RMB 10 million to RMB 1 million. AGM Shenzhen made public announcement of the change of registered capital and filed the change with Shenzhen Market Supervision Administration. Pursuant to the Amendment to the Articles of Association of AGM Shenzhen, the Company adopted the subscription system for the registered capital; shareholders shall pay the amount of capital contribution subscribed in full within 20 years from the date of registration of the Company. The Amendment to the Articles of Association of AGM Shenzhen complies with applicable PRC Laws.

(iii)	On November 29, 2015, Tang Wenjie transferred 100% share of AGM Beijing to AGM Shenzhen and AGM Beijing amended its Article of Association to reflect the change of control. The share transfer of AGM Beijing complies with applicable PRC Laws.

(iv)	As of the date of this opinion, each of the PRC Companies was duly incorporated and validly exists as a company with enterprise legal person status under the PRC Laws. The current articles of association and business license of each of the PRC Companies comply with applicable PRC Laws and are in full force and effect.

(v)	The corporate structure of each of the PRC Companies comply with applicable PRC laws.

(vi)	To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any of the PRC Companies.

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(vii)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the British Virgin Islands.

This opinion is subject to the following qualifications:

(a)	This opinion is limited to matters of the PRC Law in effect on the date of this opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal counsel, and financial advisors and investors in connection with this the public offering or used for any other purpose.

East & Concord Partners consent to being named in the Company’s registration statement. Additionally, East & Concord Partners consent to the use of its name and the opinion expressed in the “Enforceability of Civil Liabilities” section and other sections of the Company’s registration statement where our firm’s name, East & Concord Partners, is referred to.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this opinion in, and the filing hereof, as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

East & Concord Partners	/s/ Li Shaobo
Li Shaobo

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